Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 20, 2025 relating to the financial statements of Intapp, Inc. and the effectiveness of Intapp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Intapp, Inc. for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
May 13, 2026